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                                                                   EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-58684, 333-45638, 333-66065, 333-72288 and 333-81430 of Restoration
Hardware, Inc. on Form S-8 and Registration Statement No. 333-62178 of Restoration Hardware, Inc. on Form S-3 of our report dated March 23, 2001, April 19, 2002, as to the effects of the restatement discussed in Note 13 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the change in accounting for revenues discussed in Note 1 and the restatement discussed in Note 13) appearing in this Amendment No. 2 to the Annual Report on Form 10-K/A of Restoration Hardware, Inc. for the year ended February 3, 2001.





/s/ Deloitte & Touche LLP

San Francisco, California




May 3, 2002